Exhibit 99.6

For Immediate Release
Can-Cal Resources Announces Management Changes

November 17, 2009, Las Vegas, Nevada, USA Can-Cal Resources Ltd. (“Can-Cal”) (Trading Symbol: NASDAQ OTCBB – “CCRE”) announces that Mr. G. Michael Hogan, of Toronto, Ontario, Canada has been appointed to the Board of Directors and to the position of Chief Executive Officer. In addition, Can-Cal is also pleased to announce that Mr. William J. Hogan, Director has been appointed as the Chairman of the Board.

Mr. G. Michael Hogan has a degree in Mechanical Engineering from the University of Toronto, Ontario and an MBA in Finance from the University of Western Ontario. Mr. Hogan has an extensive background in senior management positions as former Canadian Manager of Strategic Planning with Texaco Canada and Manager of Pricing for Imperial Oil. Mr. G. Michael Hogan also has a 15 year background with Assante Capital Management in Toronto, a firm specializing in individual wealth management.

Mr. G. Michael Hogan stated, “Can-Cal continues to work towards its goal of becoming a successful precious metals resource company. I am excited to become part of the Can-Cal team and am committed and focused on achieving the Corporation’s goals of bringing shareholder value to fruition.”

Mr. William J. Hogan, Chairman stated “Michael brings significant financial prowess and vast strategic business experience that we expect will enable him to lead Can-Cal in its quest of becoming a successful precious metals exploration operation.”

The Corporation also announces that Mr. Ronald Sloan has resigned as an Officer and Director of the Corporation. Mr. Sloan will assist Mr. G. Michael Hogan during this transition period and will make himself available to Can-Cal on a consulting basis with respect to both current and future projects. Can-Cal wants to thank Mr. Sloan for his many years of dedicated service and wishes him all the best in his future endeavors.

About Can-Cal

Can-Cal is an emerging precious metals exploration and chemical extraction company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on its PISGAH California, WIKIEUP Arizona and OWL CANYON California properties.

<30>

FOR FURTHER INFORMATION, PLEASE CONTACT:
William J. Hogan, Chairman
Can-Cal Resources Ltd.
2500 Vista Mar Dr.
Las Vegas, Nevada 89128
Tel: (702) 243-1849
Email: mining@lvcoxmail.com
Website: www.can-cal.com